EXHIBIT 10.9

Letter of Certificate

This is hereby to certify that the copyright of Shandong Caopu Arts & Crafts Co., Ltd Poplar Furniture & Paint Line Expansion Projects Feasibility Study Report (“the Report”) issued by Shandong Provincial Engineering Consulting Institute in March 2008 has been authorized to Shandong Caopu Arts & Crafts Company Limited, which is authorized the public use of the Report.

Shandong Province Engineering Consulting Institute
(sealed)

March 30,2008